Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-196307, 333-70135, 333-82673, 333-40256, 333-134009, 333-151474, 333-160468, 333-169074, 333-185258, 333-211480, 333-185257, 333-224736, 333-225669 and 333-264935 on Form S-8 and Registration Statement No. 333-265440 on Form S-3 of our reports dated February 13, 2026, relating to the financial statements of M/I Homes, Inc. and the effectiveness of M/I Homes, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Columbus, Ohio.
February 13, 2026